Prospectus Supplement to Prospectus dated October 4, 2000, Registration No. 333-46658 Filed Pursuant to Rule 424(b)(3)

ILLINOIS SUPERCONDUCTOR CORPORATION

SUPPLEMENT
TO
PROSPECTUS DATED OCTOBER 4, 2000

      This is a Supplement to Illinois Superconductor Corporation’s Prospectus, dated October 4, 2000 (the “Prospectus”), with respect to the offer and sale of up to 71,768,868 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

      Neither the securities and exchange commission nor any state securities commissioner has approved or disapproved of the shares of Illinois Superconductor Corporation common stock to be issued under this supplement and the prospectus or determined if this supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is April 5, 2001.

CURRENT REPORT ON FORM 8-K

      On April 5, 2001, we filed a Current Report on Form 8-K announcing that a previously disclosed settlement of shareholder litigation was approved by the court on March 30, 2001, which will result in us receiving $15 million, less legal fees.

      We hereby incorporate by reference into this Supplement and the Prospectus our Current Report on Form 8-K filed April 5, 2001.

      A copy of our Current Report on Form 8-K filed April 5, 2001 is being provided to you along with this Supplement.

      Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”